BROWN & BROWN, INC.
2010 STOCK INCENTIVE PLAN

1.    Establishment, Purpose and Term of Plan.

1.1    Establishment. Brown & Brown, Inc. 2010 Stock Incentive Plan (the “Plan”) was established effective as of March 9, 2010 (the “Effective Date”). The Plan was subsequently amended as follows: (i) effective December 15, 2015, the Plan was amended to permit the use of methods in addition to the delivery of share certificates in order to issue shares of Stock pursuant to awards granted under the Plan; (ii) effective January 20, 2016, the Plan was amended to authorize the grant of restricted stock units; (iii) effective February 19, 2016, the Plan was amended to add minimum vesting requirements for Options and Stock Appreciation Rights and modify the provision for adjustment of performance targets and the related level of achievement under certain Stock Grants; (iv) effective March 23, 2016, the Plan was amended to increase the number of shares authorized to be issued under the Plan and expressly state that shares acquired by the Corporation under certain circumstances will not again be available for issuance under the Plan; and (v) effective March 14, 2017, the Plan was amended to increase the number of shares authorized to be issued under the Plan. This restatement of the Plan incorporates the Plan amendments from the Effective Date to March 14, 2017.

1.2    Purpose. The purpose of the Plan is to promote the success of the Corporation and its stockholders by attracting and retaining Employees and Directors by supplementing their cash compensation and providing a means for them to increase their holdings of Stock of the Corporation. The opportunity so provided and the receipt of Awards as compensation are intended to foster in participants a strong incentive to put forth maximum effort for the continued success and growth of the Corporation for the benefit of customers and stockholders, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals in the future. Awards granted under the Plan may be Incentive Stock Options, Nonqualified Stock Options, Stock Grants, and Stock Appreciation Rights. Such Awards will be granted to certain Employees and Directors to recognize and reward outstanding individual performance.

1.3    Term of Plan. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued. However, all Awards shall be granted, if at all, within ten (10) years from the Effective Date. Notwithstanding the foregoing, if the maximum number of shares of Stock issuable pursuant to the Plan as provided in Section 4.1 has been increased at any time, all Awards shall be granted, if at all, within ten (10) years from the date such amendment was adopted by the Board.

2.    Definitions and Constructions; Sub-Plans.

2.1    Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)    "Award" means an Option, Stock Appreciation Right or Stock Grant.

(b)    "Award Agreement" means a written or electronic agreement between the Corporation and a Grantee setting forth the terms, conditions and restrictions of an Award granted to the Grantee.

(c)    “Board” means the Board of Directors of the Corporation.

(d)    “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(e)    “Committee” means the Compensation Committee of the Board or such other committee of the Board duly appointed to administer the Plan, and being composed and having such powers as are specified in the Plan or by the Board as generally provided for in the Plan.

(f)    “Corporation” means Brown & Brown, Inc., a Florida corporation, or any successor corporation thereto.

(g)    "Director" means a member of the Board.

(h)    “Disability” means, with respect to a particular Grantee, that he or she is entitled to receive benefits under the long-term disability plan of the Corporation or a Subsidiary, as applicable, or, in the absence of such a plan, the complete and permanent inability by reason of illness or accident to perform the duties of the person’s occupation at the time when such disability commenced, or, if the Grantee was retired when such disability commenced, the inability to engage in any substantial gainful activity, in either case as determined by the Committee based upon medical evidence acceptable to it.

(i)    “Employee” means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of the Corporation or its Subsidiaries.

(j)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)    “Fair Market Value” means, as of any date, the closing price of the Stock on the New York Stock Exchange, Inc. (as published by The Wall Street Journal, if published) on such date, or if the Stock was not traded on such day, on the next preceding day on which the Stock was traded.

(l)    "Grantee" means a person who has been granted one or more Awards under this Plan.

(m)    “Incentive Stock Option” means an Option so denominated in the Award Agreement and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

(n)    “Nonqualified Stock Option” means an Option so denominated or which does not qualify as an Incentive Stock Option.

(o)    “Option” means a right to purchase Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

(p)    “Ownership Change Event” shall mean the occurrence of any of the following with respect to the Corporation:

(i)    the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Corporation of more than fifty percent (50%) of the voting stock or beneficial ownership of the Corporation;

(ii)    a merger or consolidation in which the Corporation is a party; or

(iii)    the sale, exchange, or transfer of all or substantially all of the assets of the Corporation.

(q)    “Rule 16b-3” means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

(r)    “Stock” means the Corporation’s common stock, $.10 par value, as adjusted from time to time in accordance with Section 4.2.

(s)    "Stock Appreciation Right" or "SAR" has the meaning set forth in Section 7 of the Plan.

(t)    "Stock Grant" means shares of Stock or units representing rights to receive shares of Stock that are granted to a Grantee pursuant to Section 8 of the Plan.

(u)    “Subsidiary” means any present or future “subsidiary corporation” of the Corporation, as defined in Section 424(f) of the Code.

(v)    “Ten Percent Owner Grantee” means a Grantee who, at the time an Option is granted to the Grantee, owns stock constituting more than ten percent (10%) of the total combined voting power of all classes of stock of Corporation within the meaning of Section 422(b)(6) of the Code. For the purpose of determining under any provision of this Plan whether a Grantee owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Corporation, attribution rules contained in Section 424(d) of the Code shall apply.

(w)    “Transfer of Control” shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Corporation immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Corporation’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Corporation or the corporation or corporations to which the assets of the Corporation were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Corporation or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Committee shall have the right to determine whether multiple sales or exchanges of the voting stock of the Corporation or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

2.2    Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural, the plural shall include the singular, and the term “or” shall include the conjunctive as well as the disjunctive.

2.3    Sub-Plans for Foreign Subsidiaries. The Board may adopt sub-plans applicable to particular foreign Subsidiaries. All Awards granted under such sub-plans shall be treated as grants under the Plan. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 4, but unless otherwise superseded by the terms of such sub-plan, the provisions of the Plan shall govern the operation of such sub-plan.

3.    Administration.

3.1    Administration. The Plan shall be administered by the Committee which shall be duly appointed by the Board. All questions of interpretation of the Plan or of any Award shall be determined by the Committee, and such determination shall be final and binding upon all persons having an interest in the Plan or such Award. The composition of the Committee shall at all times comply with the requirements of Rule 16b-3 under the Exchange Act and with the requirements of Section 162(m) of the Code, and all members of the Committee shall be “non-employee directors” as defined by Rule 16b-3 and “outside directors” as referred to in Section 162(m).

3.2    Powers of the Committee. The Committee shall have full power and authority with respect to the Plan, except those specifically reserved to the Board, and subject at all times to the terms of the Plan and any applicable limitations imposed by law. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its sole discretion:

(a)    to grant Awards in the forms of Options, Stock Appreciation Rights and Stock Grants, and to determine the persons to whom, and the time or times at which, Awards shall be granted and the types and amounts of such Award, which determination need not be uniform among persons similarly situated and may be made selectively among Employees and Directors;

(b)    to designate Options as Incentive Stock Options or Nonqualified Stock Options;

(c)    to determine the terms, conditions and restrictions applicable (which need not be identical) to each Award, including, without limitation, (i) the exercise price of an Option or SAR, (ii) the method of payment for shares purchased upon the exercise of an Option, (iii) the method for satisfaction of any tax withholding obligations arising in connection with an Award, including by the withholding or delivery of shares of Stock, (iv) the timing, terms and conditions of the exercisability of Options and SARs, (v) the time of the expiration of an Award, (vi) the effect of the Grantee’s termination of employment or service with Corporation on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to an Award or such shares not inconsistent with the terms of the Plan;

(d)    to approve one or more forms of Award Agreement;

(e)    to amend the exercisability of any Option or SAR, including with respect to the period following a Grantee's termination of employment or service with the Corporation;

(f)    to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Awards;

(g)    to correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent consistent with the Plan and applicable law;

(h)    to establish performance goals on which the vesting of the Awards are based;

(i)    to certify in writing that such performance goals referred to in subsection (h) above have been met; and

(j)    to modify or amend each Award, provided however that the Committee may not modify or amend any outstanding Option or SAR so as to specify a lower exercise price, or accept the surrender of an outstanding Option or SAR and authorize the granting of a new Option or SAR with a lower exercise price in substitution for such surrendered Option or SAR, or buy out, for a payment in cash or shares of Stock, an outstanding Option or SAR.

4.    Shares Subject to Plan.

4.1    Shares Issuable. Subject to adjustment as provided in Section 4.2 and this Section 4.1, the aggregate number of shares of Stock that are authorized to be issued under the Plan is 8,453,543, which consists of (i) the 5,953,543 shares of Stock that were authorized to be issued under the Brown & Brown, Inc. Performance Stock Plan (the "Performance Stock

Plan") and that were not subject to awards granted under the Performance Stock Plan and outstanding as of the Effective Date, plus (ii) an additional 1,200,000 shares of Stock provided by a Plan amendment on March 23, 2016, plus (iii) an additional 1,300,000 shares of Stock provided by a Plan amendment on March 14, 2017. If any portion of an outstanding Award for any reason expires or is terminated or canceled or forfeited, the shares of Stock allocable to the expired, terminated, canceled, or forfeited portion of such Award shall again be available for issuance under the Plan. In addition, if any portion of an outstanding award that was granted prior to the Effective Date under the Performance Stock Plan for any reason expires or is terminated or canceled or forfeited on or after the Effective Date, the shares of Stock allocable to the expired, terminated, canceled, or forfeited portion of such Performance Stock Plan award shall be available for issuance under the Plan. Awards made in connection with the assumption of, or substitution for, outstanding awards previously granted to individuals who become Employees of the Corporation or a Subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization, shall not count against the limitations set forth in this Section 4. All of the shares of Stock available for Awards under the Plan shall be available for issuance pursuant to the exercise of Incentive Stock Options granted under the Plan. With respect to Stock Appreciation Rights, if the payment upon exercise of a SAR is in the form of shares of Stock, the shares of Stock subject to the SAR shall be counted against the available shares as one share for every share subject to the SAR, regardless of the number of Shares used to settle the SAR upon exercise. Similarly, in the event that any Option or other Award is exercised through the tendering of shares of Stock or by the withholding of shares of Stock by the Corporation, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of shares of Stock or by the withholding of shares of Stock by the Corporation, the shares of Stock subject to such Option or other Award shall be counted against the available shares as one share for every share subject to the Option or other Award, regardless of the number of shares of Stock issued upon exercise of the Option or other Award. In the event that (i) any Option or other Award granted under the Plan or any other plan maintained by the Corporation is exercised through the tendering of shares of Stock or by the withholding of shares of Stock by the Corporation, or (ii) withholding tax liabilities arising from such Options or Awards are satisfied by the tendering of shares of Stock or by the withholding of shares of Stock by the Corporation, or (iii) shares of Stock are repurchased by the Corporation using Option exercise proceeds, then the shares so tendered or withheld or repurchased shall not again be available for issuance under the Plan. The shares of Stock issued by the Corporation under this Plan may be, at the Corporation’s option, evidenced by a share certificate delivered to the Grantee, or other physical or electronic evidence of Stock ownership, including, without limitation, deposit of shares into a stock brokerage account maintained for the Grantee or credit to a book-entry account for the benefit of the Grantee maintained by the Corporation’s stock transfer agent or its designee.

4.2    Adjustments for Changes in Capital Structure. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar event or change in the capital structure of the Corporation, appropriate adjustments shall be made in the number and class of shares available for issuance under the Plan as set forth in Section 4.1, and in the number and class of shares of any outstanding Awards, and in the annual limits set forth in Sections 6, 7, and 8. If a majority of the shares which are of the same class as the shares that are subject to outstanding Awards are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event) shares of another corporation (the “New Shares”), the Committee shall amend the outstanding Options and SARs to provide that such Options and SARs are exercisable for or with respect to New Shares. In the event of any such amendment, the number of shares subject to, and any exercise price per share of, the outstanding Awards shall be adjusted in a fair and equitable manner as determined by the Committee, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded down to the nearest whole number, as determined by the Committee, and in no event may the exercise price be decreased to any amount less than the par value, if any, of the stock subject to an Option or SAR. The adjustments determined by the Committee pursuant to this Section 4.2 shall be final, binding and conclusive.

5.    Eligibility and Limitations.

5.1    Persons Eligible for Awards. Awards may be granted only to Employees and Directors, as designated by the Committee in its sole discretion. Only Employees shall be eligible to receive grants of Incentive Stock Options. The Committee’s designation of a person as a participant in any year does not require the Committee to designate that person to receive an Award under this Plan in any other year or, if so designated, to receive the same Award as any other participant in any year. The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of their respective Awards, including, but without being limited to: (a) the financial condition of the Corporation or a Subsidiary; (b) expected profits for the current or future years; (c) the contributions of a prospective participant to the profitability and success of the Corporation or a Subsidiary; and (d) the adequacy of the prospective participant’s other compensation. The Committee, in its discretion, may grant Awards to a participant under this Plan, even though stock, stock options, stock appreciation rights and other benefits previously were granted to him or her under this or another plan of the Corporation or a Subsidiary, whether or not the previously granted benefits have been exercised, but the participant may hold such Awards only on the terms and subject to the restrictions hereafter set forth. A person who has participated in another benefit plan of the Corporation or a Subsidiary may also participate in this Plan.

5.2    Fair Market Value Limitation. To the extent that the aggregate Fair Market Value of stock with respect to which Options designated as Incentive Stock Options are exercisable by a Grantee for the first time during any calendar year (under all stock option plans of the Corporation, including this Plan) exceeds One Hundred Thousand Dollars ($100,000), that portion of such Options which exceeds such amount shall be treated as Nonqualified Stock Options. For purposes of this Section 5.2, Options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of Stock shall be determined as of the time the Option with respect to such Stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.2, such different limitation shall be deemed incorporated herein, effective as of the date of and with respect to such Options as required or permitted by, such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonqualified Stock Option in part by reason of the limitation set forth in this Section 5.2, the Grantee may designate which portion of such Option the Grantee is exercising and may request that separate stock certificates (or other applicable evidence of Stock ownership, in accordance with Section 4.1 of the Plan) representing each such portion be issued upon the exercise of the Option. In the absence of such designation, the Grantee shall be deemed to have exercised the Incentive Stock Option portion of the Option first.

5.3    No Right of Grant or Employment. No Employee or Director shall have any claim or right to be granted an Award under the Plan, or, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any Grantee any right to be retained in the employ or service of the Corporation or a Subsidiary, or interfere in any way with the right of the Corporation or its Subsidiaries to terminate such Grantee's employment or service at any time.

6.    Terms and Conditions of Options. Options shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Employee or Director shall be granted in any calendar year Options to purchase more than five hundred thousand (500,000) shares of Stock. The limitation described in this Section 6 shall be adjusted proportionately in connection with any change in the Corporation’s capitalization as described in Section 4.2 of the Plan. If an Option is canceled in the same calendar year in which it was granted, the canceled Option will be counted against the limitation described in this Section 6. Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions.

6.1    Exercise Price. The exercise price for each Option shall be established in the sole discretion of the Committee and, except as otherwise provided in this Section 6.1 or a sub-plan applicable to a particular foreign Subsidiary, shall be no less than the Fair Market Value of a share of Stock on the effective date of grant of the Option; provided, however, that an Incentive Stock Option granted to a Ten Percent Owner Grantee shall have an exercise price per share that is no less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of such Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonqualified Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

6.2    Exercise Period. An Option shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria, and restrictions as shall be determined by the Committee and set forth in the Award Agreement evidencing such Option; provided, however, that (a) no Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option; (b) no Incentive Stock Option granted to a Ten Percent Owner Grantee shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option; and (c) the terms of the Award Agreement evidencing each Option shall include a minimum vesting period of at least one (1) year from the date of grant of such Option.

6.3    Payment of Option Exercise Price.

(a)    Forms of Consideration Authorized. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to the exercise of any Option shall be made (i) in cash, by check, or by cash equivalent, (ii) subject to the approval of the Committee, by tender to the Corporation of shares of Stock owned by the Grantee having a Fair Market Value (as determined by the Corporation without regard to any restrictions on transferability applicable to such Stock by reason of federal or state securities laws or agreements with an underwriter for the Corporation) not less than the exercise price, (iii) subject to the approval of the Committee, by directing the Corporation to retain all or a portion of the shares of Stock otherwise issuable to the Grantee under the Plan pursuant to such exercise having a Fair Market Value equal to the aggregate exercise price, (iv) by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of stock being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (v) by such other consideration as may be approved by the Committee from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Committee may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 6.5 hereof, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of considerations.

(b)    Tender of Stock. Notwithstanding the foregoing, an Option may not be exercised by tender to the Corporation of shares of Stock to the extent such tender would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Corporation’s Stock.

(c)    Cashless Exercise. The Corporation reserves, at any and all times, the right, in the Corporation’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

6.4    Tax Withholding. The Corporation shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of an Option, a number of whole shares of Stock having a Fair Market Value, as determined by the Corporation, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Corporation with respect to such Option. Alternatively, or in addition, in its sole discretion, the Corporation shall have the right to require the Grantee, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Corporation arising in connection with the exercise. The Corporation shall have no obligation to deliver shares of Stock or cash, or to release shares of Stock from an escrow established pursuant to the Award Agreement, until the Corporation’s tax withholding obligations have been satisfied by the Grantee.

6.5    Standard Forms of Award Agreement.

(a)    Incentive Stock Options. Unless otherwise provided by the Committee at the time the Option is granted, an Option designated as an “Incentive Stock Option” shall comply with and be subject to the terms and conditions set forth in the appropriate form of Incentive Stock Option Award Agreement as adopted by the Committee and as amended from time to time.

(b)    Nonqualified Stock Options. Unless otherwise provided by the Committee at the time the Option is granted, an Option designated as a “Nonqualified Stock Option” shall comply with and be subject to the terms and conditions set forth in the appropriate form of Nonqualified Stock Option Award Agreement as adopted by the Committee and as amended from time to time.

(c)    Standard Term of Options. Except as otherwise provided by the Committee in the grant of an Option, any Option granted hereunder shall have a term of ten (10) years from the effective date of grant of the Option.

(d)    Standard Vesting Provisions. Except as otherwise provided by the Committee in the grant of an Option, and subject to the minimum vesting requirement described in Section 6.2 of the Plan, any Option granted hereunder shall become vested based upon the attainment of certain performance levels as described in the Award Agreement executed in connection with such Option.

(e)    Authority to Vary Terms. The Committee shall have the authority from time to time to vary the terms of any of the standard forms of Award Agreement described in this Section 6.5 either in connection with the grant or amendment of any individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Award Agreement shall be in accordance with the terms of the Plan. Subject to the minimum vesting requirement described in Section 6.2 of the Plan, the Committee, may in its discretion, provide for the extension of the exercise period of an Option, accelerate the vesting of an Option, eliminate or make less restrictive any restrictions contained in an Award Agreement, or waive any restriction or provision of this Plan or an Award Agreement in any manner that is either (i) not adverse to the Grantee or (ii) consented to by the Grantee.

6.6    Nontransferability of Options. During the lifetime of the Grantee, an Option shall be exercisable only by the Grantee or the Grantee’s guardian or legal representative. No Option shall be assignable or transferable by the Grantee, except by will or by the laws of descent and distribution. Following a Grantee’s death, the Option shall be exercisable to the extent provided in Section 6.7 below.

6.7    Effect of Termination of Service on Option Exercisability.

(a)    Time of Service. No Option granted under this Plan may be exercised before the Grantee’s completion of such period of service as may be specified by the Committee in the Award Agreement. Thereafter, or if no such period is specified, subject to the provisions of subsections (b), (c), (d), (e) and (f) of this Section 6.7 and the minimum vesting requirement described in Section 6.2 of the Plan, the Grantee may exercise the Option in full or in part at any time until expiration of the Option.

(b)    Continued Employment.    A Grantee cannot exercise an Option granted under this Plan unless, at the time of exercise, he has been continuously employed by the Corporation since the date such Option was granted. The Committee may decide in each case to what extent bona fide leaves of absence for illness, temporary disability, government or military service, or other reasons will not be deemed to interrupt continuous employment.

(c)    Termination of Service. If a Grantee ceases to be an Employee or Director, except as provided in subsections (d), (e), (f) and (g) of this Section 6.7, the Option, to the extent unexercised and exercisable on the date of his or termination of employment or service, may be exercised by the Grantee within such period of time as is determined by the Committee and specified in the Award Agreement (but no later than the stated expiration date of the Option).

(d)    Retirement. Except as otherwise provided by the Committee in the grant of an Option, if a Grantee ceases to be an Employee or Director as a result of retirement, the Option, to the extent unexercised and exercisable on the date of his or her retirement, may be exercised by the Grantee at any time prior to the expiration of three (3) months after the date on which he or she ceases to be an Employee or Director (but no later than the stated expiration date of the Option). An Employee or Director shall be regarded as retired if he terminates employment or service after his or her sixty-fifth (65th) birthday.

(e)    Disability. Except as otherwise provided by the Committee in the grant of an Option, if the Grantee’s employment or service with the Corporation is terminated because of the Disability of the Grantee, the Option, to the extent unexercised and exercisable on the date on which the Grantee’s employment or service terminated, may be exercised by the Grantee (or the Grantee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Grantee’s service terminated, but in any event not later than the stated expiration date of the Option.

(f)    Death. Except as otherwise provided by the Committee in the grant of an Option, if the Grantee’s employment or service with the Corporation is terminated because of the death of the Grantee, the Option, to the extent unexercised and exercisable on the date on which the Grantee’s employment or service terminated, may be exercised by the Grantee’s legal representative or other person who acquired the right to exercise the Option by reason of the Grantee’s death at any time prior to the expiration of twelve (12) months after the date on which the Grantee’s employment or service terminated, but in any event no later than the stated expiration date of the Option.

(g)    Termination After Transfer of Control. Except as otherwise provided by the Committee in the grant of an Option, if the Grantee’s employment or service with the Corporation terminates by reason of Termination After Transfer of Control (as defined in Section 6.8 hereof), (i) the Option may be exercised by the Grantee at any time prior to the expiration of three (3) months from the date on which the Grantee’s employment or service terminated, but in any event no later than the stated expiration date of the Option, and (ii) notwithstanding any other provision of the Award Agreement or this Plan to the contrary, the Grantee shall be deemed to have vested one hundred percent (100%) as of the date of such Termination After Transfer of Control.

6.8    Termination After Transfer of Control.

(a)    “Termination After Transfer of Control” shall mean either of the following events occurring after a Transfer of Control:

(i)    termination by the Corporation of the Grantee’s employment or service with Corporation, within twelve (12) months following a Transfer of Control, for any reason other than Termination for Cause (as defined below); or

(ii)    upon Grantee’s Constructive Termination (as defined below), the Grantee’s resignation from employment or service with the Corporation within twelve (12) months following the Transfer of Control.

Notwithstanding any provision herein to the contrary, Termination After Transfer of Control shall not include any termination of the Grantee’s employment or service with the Corporation which: (i) is a Termination for Cause (as defined below); (ii) is a result of the Grantee’s death or Disability; (iii) is a result of the Grantee’s voluntary termination of employment or service other than upon Constructive Termination (as defined below); or (iv) occurs prior to the effectiveness of a Transfer of Control.

(b)    “Termination for Cause” shall mean termination by the Corporation of the Grantee’s employment or service with the Corporation for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Corporation records; (ii) improper use or disclosure of the Corporation’s confidential or proprietary information; (iii) the Grantee’s failure or inability to perform any reasonable assigned duties after written notice from the Corporation of, and a reasonable opportunity to cure, such continued failure or inability; (iv) any material breach by the Grantee of any employment agreement between the Grantee and Corporation, which breach is not cured pursuant to the terms of such agreement; or (v) the Grantee’s conviction of any criminal act which, in the Corporation’s sole discretion, impairs Grantee’s ability to perform his or her duties with Corporation. Termination for Cause pursuant to the foregoing shall be determined in the sole but reasonably exercised discretion of the Corporation.

(c)    “Constructive Termination” shall mean any one or more of the following:

(i)    without the Grantee’s express written consent, the assignment to the Grantee of any duties, or any limitation of the Grantee’s responsibilities, substantially inconsistent with the Grantee’s positions, duties, responsibilities and status with the Corporation immediately prior to the date of a Transfer of Control;

(ii)    without the Grantee’s express written consent, the relocation of the principal place of the Grantee’s employment to a location that is more than fifty (50) miles from the Grantee’s principal place of employment immediately prior to the date of a Transfer of Control, or the imposition of travel requirements substantially more demanding of the Grantee than such travel requirements existing immediately prior to the date of a Transfer of Control;

(iii)    any failure by the Corporation to pay, or any material reduction by the Corporation of, (A) the Grantee’s base salary in effect immediately prior to the date of the Transfer of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Corporation with responsibilities, organizational level and title comparable to the Grantee’s), or (B) the Grantee’s bonus compensation, if any, in effect immediately prior to the date of the Transfer of Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Grantee); or

(iv)    any failure by the Corporation to (A) continue to provide the Grantee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with Corporation then held by the Grantee, in any benefit or compensation plans and programs, including, but not limited to, the Corporation’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Grantee was participating immediately prior to the date of the Transfer of Control, or their equivalent, or (B) provide the Grantee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the Corporation then held by the Grantee.

7.    Stock Appreciation Rights (SARs).

7.1    General. SARs shall be evidenced by Award Agreements specifying the number of shares of Stock covered thereby, in such form as the Committee shall from time to time establish. No Employee or Director shall be granted in any calendar year SARs covering more than five hundred thousand (500,000) shares of Stock. The limitation described in this Section 7 shall be adjusted proportionately in connection with any change in the Corporation’s capitalization as described in Section 4.2 of the Plan. If a SAR is canceled in the same calendar year in which it was granted, the canceled SAR will be counted against the limitation described in this Section 7. Award Agreements may incorporate all or any of the terms of the Plan by reference, and shall include such terms and conditions as shall be determined by the Committee in its sole discretion, including, without limitation, provisions relating to exercise price, vesting and exercisability; provided, however, that the terms of the Award Agreement evidencing each SAR shall include a minimum vesting period of at least one (1) year from the date of grant of such SAR. Upon exercise of a SAR, the Grantee shall be entitled to receive payment from the Corporation in an amount determined by multiplying:

(a)    the excess of the Fair Market Value of a share of Stock on the date of exercise over the SAR exercise price; by

(b)    the number of shares of Stock with respect to which the SAR is exercised;

provided, that the Committee may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such percentage of the Fair Market Value of a Share on the effective date of grant of such SAR as the Committee shall specify. As determined by the Committee, the payment upon exercise of an SAR may be in cash, in shares of Stock that have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.

7.2    Effect of Termination of Service on SAR Exercisability.

(a)    Time of Service. No SAR granted under this Plan may be exercised before the Grantee’s completion of such period of service as may be specified by the Committee in the Award Agreement. Thereafter, or if no such period is specified, subject to the provisions of subsections (b), (c), (d), (e) and (f) of this Section 7.2 and the minimum vesting requirement described in Section 7.1 of the Plan, the Grantee may exercise the SAR in full or in part at any time until expiration of the SAR.

(b)    Continued Employment.    A Grantee cannot exercise a SAR granted under this Plan unless, at the time of exercise, he has been continuously employed by the Corporation since the date such SAR was granted. The Committee may decide in each case to what extent bona fide leaves of absence for illness, temporary disability, government or military service, or other reasons will not be deemed to interrupt continuous employment.

(c)    Termination of Service. If a Grantee ceases to be an Employee or Director, except as provided in subsections (d), (e), (f) and (g) of this Section 7.2, the SAR, to the extent unexercised and exercisable on the date of his or termination of employment or service, may be exercised by the Grantee within such period of time as is determined by the Committee and specified in the Award Agreement (but no later than the stated expiration date of the SAR).

(d)    Retirement. Except as otherwise provided by the Committee in the grant of a SAR, if a Grantee ceases to be an Employee or Director as a result of retirement, the SAR, to the extent unexercised and exercisable on the date of his or her retirement, may be exercised by the Grantee at any time prior to the expiration of three (3) months after the date on which he or she ceases to be an Employee or Director (but no later than the stated expiration date of the SAR). An Employee or Director shall be regarded as retired if he terminates employment or service after his or her sixty-fifth (65th) birthday.

(e)    Disability. Except as otherwise provided by the Committee in the grant of a SAR, if the Grantee’s employment or service with the Corporation is terminated because of the Disability of the Grantee, the SAR, to the extent unexercised and exercisable on the date on which the Grantee’s employment or service terminated, may be exercised by the Grantee (or the Grantee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Grantee’s service terminated, but in any event not later than the stated expiration date of the SAR.

(f)    Death. Except as otherwise provided by the Committee in the grant of a SAR, if the Grantee’s employment or service with the Corporation is terminated because of the death of the Grantee, the SAR, to the extent unexercised and exercisable on the date on which the Grantee’s employment or service terminated, may be exercised by the Grantee’s legal representative or other person who acquired the right to exercise the SAR by reason of the Grantee’s death at any time prior to the expiration of twelve (12) months after the date on which the Grantee’s employment or service terminated, but in any event no later than the stated expiration date of the SAR.

(g)    Termination After Transfer of Control. Except as otherwise provided by the Committee in the grant of a SAR, if the Grantee’s employment or service with the Corporation terminates by reason of Termination After Transfer of Control (as defined in Section 6.8 hereof), (i) the SAR may be exercised by the Grantee at any time prior to the expiration of three (3) months from the date on which the Grantee’s employment or service terminated, but in any event no later than the stated expiration date of the SAR, and (ii) notwithstanding any other provision of the Award Agreement or this Plan to the contrary, the Grantee shall be deemed to have vested one hundred percent (100%) as of the date of such Termination After Transfer of Control.

8.    Stock Grants.

8.1    Authorization to Grant Stock Grants. Subject to the terms and conditions of the Plan, the Committee may grant Stock Grants to Employees or Directors from time to time. A Stock Grant may be made in shares of Stock or denominated in units representing rights to receive shares of Stock. Each Stock Grant shall be evidenced by an Award Agreement that shall set forth the conditions, if any, which will need to be timely satisfied before the Stock Grant will be effective, and the conditions, if any, which will need to be timely satisfied before the Stock Grant will be vested and settled, and the conditions, if any, under which the Grantee’s interest in the related shares of Stock or units will be forfeited. Any such conditions for effectiveness or vesting and settlement or nonforfeitability may be based upon the passage of time and continued service by the Grantee, or the achievement of specified performance objectives, or both time-based and performance-base conditions. A Stock Grant that is made in shares of Stock that are subject to forfeiture and/or other conditions may be designated as an Award of "Restricted Stock." A Stock Grant that is denominated in units that are subject to forfeiture and/or other conditions may be designated as an Award of "Restricted Stock Units." No Grantee may be granted Stock Grants relating to more than five hundred thousand (500,000) shares of Stock in any calendar year. Subject to any additional conditions set forth in the Award Agreement that evidences a Stock Grant, and subject to the applicable requirements of Section 409A of the Code, if the Grantee’s employment or service with the Corporation terminates by reason of Termination After Transfer of Control (as defined in Section 6.8 hereof), the Stock Grant shall be deemed to have vested one hundred percent (100%) as of the date of such Termination After Transfer of Control.

8.2     Code Section 162(m) Provisions.

(a)     Notwithstanding any other provision of the Plan, if the Compensation Committee of the Board (the “Compensation Committee”) determines at the time a Stock Grant is granted to a Grantee that such Grantee is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Stock Grant, a “covered employee” within the meaning of Section 162(m)(3) of the Code, and to the extent the Compensation Committee considers it desirable for compensation delivered pursuant to such Stock Grant to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, then the Compensation Committee may provide that this Section 8.2 is applicable to such Stock Grant under such terms as the Compensation Committee shall determine.

(b)     If a Stock Grant is subject to this Section 8.2, then the lapsing of restrictions thereon and the distribution of shares of Stock pursuant thereto or payment, as applicable, shall be subject to satisfaction of one, or more than one, objective performance targets. The Compensation Committee shall determine the performance targets that will be applied with respect to each Stock Grant subject to this Section 8.2 at the time of grant, but in no event later than ninety (90) days after the commencement of the period of service to which the performance target(s) relate. Performance targets may be described in terms of Corporation-wide objectives or objectives that are related to the performance of the individual Grantee or the Subsidiary, division, department or function within the Corporation or Subsidiary in which the Grantee is employed. Performance may be measured on an absolute or relative basis. The performance criteria applicable to Stock Grants subject to this Section 8.2 will be one or more of the following criteria: (A) stock price; (B) market share; (C) sales; (D) earnings per share, core earnings per share or variations thereof; (E) return on equity; (F) costs; (G) revenue; (H) cash to cash cycle; (I) days payables outstanding; (J) days of supply; (K) days sales outstanding; (L) cash flow; (M) operating income; (N) profit after tax; (O) profit before tax; (P) return on assets; (Q) return on sales; (R) inventory turns; (S) invested capital; (T) net operating profit after tax; (U) return on invested capital; (V) total shareholder return; (W) earnings; (X) return on equity or average shareowners’ equity; (Y) total shareowner return; (Z) return on capital; (AA) return on investment; (BB) income or net income; (CC) operating income or net operating income; (DD) operating profit or net operating profit; (EE) operating margin; (FF) return on operating revenue; (GG) contract awards or backlog; (HH) overhead or other expense reduction; (II) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (JJ) credit rating; (KK) strategic plan development and implementation; (LL) net cash provided by operating activities; (MM) gross margin; (NN) economic value added; (OO) customer satisfaction; (PP) financial return ratios; and/or (QQ) market performance.

(c)     Notwithstanding any contrary provision of the Plan, the Compensation Committee may not increase the number of shares granted pursuant to any Stock Grant subject to this Section 8.2, nor may it waive the achievement of any performance target established pursuant to this Section 8.2. The Compensation Committee may adjust performance targets and the related level of achievement if, in the sole judgment of the Compensation Committee, events or transactions that are unusual in nature or infrequently occurring have occurred after the date of grant that are unrelated to the performance of the Grantee and result in distortion of the performance targets or the related level of achievement.

(d)     Prior to the payment of any Stock Grant subject to this Section 8.2, the Compensation Committee shall certify in writing that the performance target(s) applicable to such Stock Grant was met.

(e)     The Compensation Committee shall have the power to impose such other restrictions on Stock Grants subject to this Section 8.2 as it may deem necessary or appropriate to ensure that such Stock Grants satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, the regulations promulgated thereunder, and any successors thereto.

8.3     Dividends, Voting, and Other Ownership Rights.

(a)    Restricted Stock Awards. Unless otherwise provided by the Committee in the Award Agreement, an Award of Restricted Stock shall entitle the Grantee to dividend, voting and other ownership rights during the period for which the share(s) of Stock remain subject to forfeiture and/or other conditions, provided, however, that in the case of an Award of Restricted Stock that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any dividends unless and not earlier than such time as the Restricted Stock becomes earned or awarded based on the attainment of the performance goals.

(b)    Restricted Stock Unit Awards. Unless otherwise provided by the Committee in the Award Agreement, a Grantee shall not have any rights as a shareholder with respect to shares of Stock underlying an Award of Restricted Stock Units until such time, if any, as the Restricted Stock Units are settled and the underlying shares of Stock are actually issued to the Grantee. The Committee may provide in the Award Agreement for the payment of Dividend Equivalents (as defined below) to the Grantee at such times as paid to shareholders generally or at the time of vesting or other payout of the Restricted Stock Units, provided, however, that in the case of such an Award that is conditioned on the attainment of performance goals, the Grantee shall not receive payment of any Dividend Equivalents unless and not earlier than such time as the Restricted Stock Units become earned or awarded based on the attainment of the performance goals, and provided further, that if the payment or crediting of Dividend Equivalents is in respect of an Award that is subject to Section 409A of the Code, then the payment or crediting of such dividends or Dividend Equivalents shall conform to the requirements of Section 409A of the Code. “Dividend Equivalent” means a right to receive a payment equal to the amount of cash dividends and value of other distributions that would have been payable on shares of Stock subject to an Award during a period of time had such shares of Stock been issued to the Grantee during such period of time.

8.4    Deferral of Receipt of Payment. The Committee may permit or require a Grantee to defer receipt of the delivery of Shares that would otherwise be due by virtue of the grant of or the lapse or waiver of restrictions with respect to Awards of Restricted Stock Units. If any such deferral is required or permitted, the Committee shall establish such rules and procedures for such deferral, including rules and procedures implemented pursuant to Section 17 of the Plan for compliance with Section 409A of the Code.

9.    Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or a committee thereof or as officers or employees of the Corporation, members of the Board, the Committee and any officers or employees of the Corporation to whom authority to act for the Board or Committee is delegated shall be indemnified by the Corporation against all reasonable expenses, including attorneys’ fees, incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be party by reason of any action taken or failure to act under or in connection with the Plan, Award, or any right granted hereunder, and against all amounts in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Corporation, in writing, the opportunity at its own expense to handle and defend the same. Without limiting the generality of the foregoing, the Corporation shall pay the expenses (including reasonable attorneys’ fees) of defending any such claim, action, suit or proceeds in advance of its final disposition, upon receipt of such person’s written agreement to repay all amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified under this Section 9.

10.    Termination or Amendment of Plan. The Committee, without further approval of the stockholders of the Corporation, may terminate or amend this Plan at any time in any respect as the Committee deems advisable, subject to any required shareholder or regulatory approval and to any conditions established by the terms of such amendment. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Award or any unexercised portion thereof without the consent of the Grantee, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law or government regulation.

11.    Dissolution of Corporation. Upon the dissolution of the Corporation, the Plan shall terminate and any and all Awards previously granted hereunder shall lapse on the date of such dissolution.

12.    Rights as Stockholders. No Grantee, nor any beneficiary or other person claiming through a Grantee, shall have any interest in any shares of Stock allocated for the purposes of the Plan or that are subject to an Award until such shares of Stock shall have been issued to the Grantee or such beneficiary or other person. Furthermore, the existence of the Awards shall not affect the right or power of the Corporation or its stockholders to make adjustments, or to effect any recapitalization, reorganization, or other changes in the

Corporation’s capital structure or its business; to issue bonds, debentures, preferred or prior preference stocks affecting the Stock of the Corporation or the rights thereof; to dissolve the Corporation or sell or transfer any part of its assets or business; or to do any other corporate act, whether of a similar character or otherwise.

13.    Application of Funds. The proceeds received by the Corporation from the sale of Stock pursuant to Options granted under this Plan will be used for general corporate purposes.

14.    Choice of Law. The validity, interpretation, and administration of the Plan and of any rules, regulations, determinations, or decisions made thereunder, and the rights of any and all person having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the internal laws of the State of Florida. Without limiting the generality of the foregoing, the period within which any action in connection with Plan must be commenced shall be governed by the internal laws of the State of Florida without regard to the place where the act or omission complained of took place or the resident of any party to such action. Any action in connection with the Plan must be brought in the State of Florida, County of Hillsborough.

15.    Number and Gender. Unless otherwise clearly indicated in this Plan, words in the singular or plural shall include the plural and singular, respectively, where they would so apply, and words in the masculine or neuter gender shall include the feminine, masculine or neuter gender where applicable.

16.    Shareholder Approval. The Plan or any increase in the maximum number of shares of Stock issuable thereunder as provided in Section 4.1 hereof (the “Maximum Shares”) shall be approved by the stockholders of the Corporation within twelve (12) months of the date of adoption thereof by the Board. Awards granted prior to shareholder approval of the Plan or in excess of the Maximum Shares previously approved by the stockholders shall become exercisable no earlier than the date of shareholder approval of the Plan or such increase in the Maximum Shares, as the case may be.

17.    Code Section 409A. It is intended that the Plan and all Awards hereunder be administered in a manner that will comply with Section 409A of the Code. The Committee is authorized to adopt rules or regulations deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. Without limiting the generality of the foregoing, if any amount shall be payable with respect to any Award hereunder as a result of a Grantee’s “separation from service” at such time as the Grantee is a “specified employee” (as those terms are defined for purposes of Section 409A of the Code), and such amount constitutes a deferral of compensation subject to Section 409A of the Code, then no payment shall be made, except as permitted under Section 409A of the Code, prior to the date six months after the Grantee’s separation from service (or the date of his or her earlier death). The Corporation may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Section 409A of the Code; otherwise, specified employees will be identified using the default standards contained in the regulations under Section 409A of the Code.

APPENDIX A

BROWN & BROWN, INC.
UK STOCK PERFORMANCE PLAN

Brown & Brown, Inc., a corporation organized under the laws of the State of Florida, establishes, as a sub-plan of the Brown & Brown, Inc. 2010 Stock Incentive Plan, this UK Stock Performance Plan for the purposes of attracting and retaining Key Employees in the UK, providing an incentive for Key Employees in the UK to achieve long-range performance goals, and enabling Key Employees in the UK to share in the successful performance of the stock of Brown & Brown, Inc., as measured against pre-established performance goals.

ARTICLE I - DEFINITIONS AND INTERPRETATION

1.01    Award means a conditional right to acquire Stock granted pursuant to Article VI of this Plan under which the Key Employee shall not have any beneficial interest in that Stock until such time as the Award is Released to the Key Employee pursuant to Section 6.06 of this Plan.

1.02    Award Certificate means a certificate confirming an Award made to a Key Employee under this Plan.

1.03    Award Effective Date means the date on which an Award to a Key Employee becomes effective. An Award shall be effective (i) as of the date set by the Committee when the Award is granted or, (ii) if the Award is made subject to one, or more than one, condition under Section 6.03 of this Plan, as of the date that such condition or conditions are satisfied.

1.04    Award Release Date means the date on which Vested Stock is Released to the Key Employee.

1.05     Board means the Board of Directors of Brown & Brown, Inc.

1.06    Bonus means a cash amount in sterling equal to the aggregate of the dividends that would have been declared during the period between the Award Effective Date and the Award Release Date and payable to the Key Employee in respect of the Stock Released to the Key Employee pursuant to the relevant Award had that Stock been Released to the Key Employee on the Award Effective Date rather than the Award Release Date. Where such dividends would have been paid in US dollars the Committee shall convert such amounts into a sterling amount by reference to the exchange rate on the Award Release Date, such rate on that date to be determined by the Committee in its sole and absolute discretion.

1.07    Change in Control means (i) the acquisition of the power to direct, or cause the direction of, the management and policies of the Company by a person not previously possessing such power, acting alone or in conjunction with others, whether through ownership of Stock, by contract or otherwise, or (ii) the acquisition, directly or indirectly, of the power to vote twenty percent or more of the outstanding Stock by a person or persons. For purposes of this Section 1.07, the term "person" means a natural person, corporation, partnership, joint venture, trust, government or instrumentality of a government. Also for purposes of this Section 1.07, customary agreements with or among underwriters and selling group members with respect to a bona fide public offering of Stock shall be disregarded.

1.08    Code means the Internal Revenue Code of 1986, as amended.

1.09    Committee means the Compensation Committee of the Board or, if the Compensation Committee at any time has less than three members, a committee that shall have at least three members, each of whom shall be appointed by and shall serve at the pleasure of the Board.

1.10    Company means Brown & Brown, Inc., a corporation organized under the laws of the State of Florida.

1.11    Disability means a physical or mental condition of a Key Employee resulting from bodily injury, disease or mental disorder that renders him or her incapable of engaging in any occupation or employment for wage or profit. Disability does not include any physical or mental condition resulting from the Key Employee's engagement in a felonious act, self-infliction of an injury, or performance of military service. Disability of a Key Employee shall be determined by a properly qualified doctor selected by the Committee in its sole and absolute discretion.

1.12    Grant Date means the date on which the Award is granted, subject to the discretion of the Committee to determine that the Grant Date of an Award granted to an Original Employee in 2010 shall be April 30, 2008.

1.13    Group Company means the Company and any subsidiary of the Company (as defined in section 1159 of the Companies Act 2006).

1.14    Key Employee means a full time, salaried employee (including an executive director) of a Group Company who, in the judgment of the Committee acting in its sole and absolute discretion, is a key to the successful operation of the Company.

1.15    Original Employee means a Key Employee who was employed by a Group Company as of April 30, 2008.

1.16    Ownership Change Event means the occurrence of any of the following with respect to the Company:

(a)    the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock or beneficial ownership of the Company;

(b)    a merger or consolidation in which the Company is a party; or

(c)    the sale, exchange, or transfer of all or substantially all of the assets of the Company.

1.17    Plan means this UK Stock Performance Plan.

1.18    Proportionate Number means the result of A x (B 15) where A is the aggregate number of shares of Stock in respect of which the Award has become effective and B is the number of Years of Vesting Service for a Group Company which have been completed by the Key Employee.

1.19    Release means the issue or transfer of Vested Stock to the Key Employee pursuant to Section 6.06 and “Released” shall be construed accordingly.

1.20    Stock means the common stock, $0.10 par value, of the Company.

1.21    Tax means all forms of taxation, charge, duty, withholding or deduction in the nature of tax (including without limitation primary Class 1 national insurance contributions and, if so determined by the Committee, secondary Class 1 national insurance contributions) whatsoever and whenever created, enacted or imposed and whether of the United Kingdom or elsewhere and any amount whatever payable to any Tax Authority as a result of any enactment relating to tax together with all related fines, penalties, interest and surcharges.

1.22    Tax Authority means any statutory or governmental authority or body (whether of the United Kingdom or elsewhere) involved in the collection or administration of Tax.

1.23    Tax Liability means the liability of a Group Company or the trustee or trustees of any relevant employee share ownership trust to account for any amount of Tax in relation to the Vesting or Release of an Award.

1.24    Transfer of Control means an Ownership Change Event or a series of related Ownership Change Events (collectively, the “Transaction”) wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the “Transferee Corporation(s)”), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Committee shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

1.25    Vest means the Key Employee becoming entitled to have the Vested Stock Released to him or her and “Vesting” and “Vested” shall be construed accordingly.

1.26    Vested Stock means those shares of Stock in respect of which an Award has Vested.

1.27    Year of Vesting Service means, with respect to each Award, a twelve consecutive month period measured from the Grant Date of the Award and each successive twelve consecutive month period measured from each anniversary of such Grant Date for that Award.

Any reference in this Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-extended.

ARTICLE II - ELIGIBILITY

Only Key Employees shall be eligible to receive Awards under this Plan. The Committee, in its sole and absolute discretion, shall determine the Key Employees to whom Awards shall be granted. A member of the Committee is not eligible to be granted an Award during the period he or she serves on the Committee.

ARTICLE III - STOCK AVAILABLE FOR AWARDS

The Company shall reserve 5,953,543 shares of Stock for use under this Plan. All such shares of Stock shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock that have been reacquired by the Company. Furthermore, any shares of Stock that are subject to an Award which is forfeited under Section 6.02, 6.03 or 6.04 of this Plan shall again become available for use under this Plan.

ARTICLE IV - EFFECTIVE DATE

This Plan shall be effective on the date it is adopted by the Board, subject to the approval of the shareholders of the Company within twelve months after the date of adoption of this Plan by the Board. Any Award granted under this Plan before the date of such shareholder approval shall be awarded expressly subject to such approval.

ARTICLE V - ADMINISTRATION

This Plan shall be administered by the Committee. The Committee, acting in its sole and absolute discretion, shall exercise such powers and take such action as expressly called for under this Plan. Furthermore, the Committee shall have the power to interpret this Plan and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company with respect to each affected Key Employee and each other person directly or indirectly affected by such action. Nothing in this Article V shall affect or impair the Board's power to take the actions reserved to it in this Plan.

ARTICLE VI - STOCK AWARDS

6.01    Committee Action. The Committee shall have the right to grant Awards to Key Employees under this Plan. Each Award shall be evidenced by an Award Certificate, and each Award Certificate shall set forth the Grant Date of the Award, the conditions under which the Award will become effective and the conditions under which the Award shall Vest.

6.02    No Transfer of Awards. An Award granted to a Key Employee shall not be transferred, assigned, pledged, charged or otherwise disposed of by the Key Employee (except on his or her death to his or her personal representatives) and shall immediately be forfeited if the Key Employee purports to so transfer, assign, pledge, charge or otherwise dispose of the

Award or if the Key Employee is declared bankrupt, or enters into any arrangement with his or her creditors under any formal insolvency procedure.

6.03    Conditions for Awards. The Committee shall make Awards to Key Employees effective only upon the satisfaction of one, or more than one, objective performance targets. The Committee shall determine the performance targets which will be applied with respect to each grant of an Award at the time of grant of such Award, but in no event later than ninety (90) days after the commencement of the period of service to which the performance targets relate. The performance criteria applicable to Awards will be one or more of the following criteria:

(a)    Stock price;

(b)    average annual growth in earnings per share;

(c)    increase in shareholder value;

(d)    earnings per share;

(e)    net income;

(f)    return on assets;

(g)    return on shareholders’ equity;

(h)    increase in cash flow;

(i)    operating profit or operating margins;

(j)    revenue growth of the Company; and

(k)    operating expenses.

For the avoidance of doubt, the Committee shall have the discretion to determine the performance targets applicable to an Award granted to an Original Employee in 2010 as if the Award had been granted on April 30, 2008.

The related Award Certificate shall set forth each such target and the deadline for satisfying each such target. Where a target is satisfied the Committee shall certify in writing that such target has been satisfied. The shares of Stock underlying an Award shall be unavailable under Article III of this Plan as of the date on which such Award is granted. If an Award fails to become effective under this Section 6.03, the underlying shares of Stock subject to such Award shall again become available under Article III of this Plan as of the date of such failure to become effective. An Award or Awards may not be granted to a Key Employee in any calendar year over more than 500,000 shares of Stock in aggregate provided that the relevant limit in respect of an Award or Awards granted to an Original Employee in 2010 shall be 40,000 shares of Stock in aggregate.

6.04    Conditions for Vesting of Awards. Subject to the provisions of Article IX and Article XII of this Plan, an Award which has become effective upon the satisfaction of any conditions for the grant specified by the Committee pursuant to Section 6.03 shall Vest upon the Key Employee's completion of fifteen Years of Vesting Service for a Group Company. Subject to the provisions of Article IX of this Plan, if the Key Employee's employment with a Group Company terminates to the effect that he or she is no longer employed by any Group Company before his or her completion of fifteen Years of Vesting Service for a Group Company, the Key Employee's Award shall be forfeited unless:

(a)    the Key Employee's employment with the Group Company terminates on or after the Award Effective Date in circumstances where the Committee is satisfied that the Key Employee has no intention of taking paid employment elsewhere at any time in the future in which case, subject to the provisions of Article XII of this Plan, the Award shall Vest on the date of termination in respect of the Proportionate Number of shares of Stock and shall be forfeited in respect of the remaining shares of Stock subject to the Award;

(b)    the Key Employee's employment with the Group Company terminates as a result of his or her death or Disability in which case, subject to the provisions of Article XII of this Plan, the Award shall Vest in full on the date of termination; or

(c)    the Committee, in its sole and absolute discretion, waives the conditions described in this Section 6.04 in which case, subject to the provisions of Article XII of this Plan, the Award shall Vest in accordance with the Committee’s determination in its sole and absolute discretion.

6.05    Dividends and Voting Rights. For the avoidance of doubt, a Key Employee shall not be entitled to receive dividends declared or paid, or to exercise voting rights or any other right, in relation to Stock subject to an Award in respect of any period prior to the Release of the Stock to the Key Employee.

6.06    Release of Stock. On or as soon as reasonably practicable after an Award has Vested the Company will issue, transfer or procure the transfer to the Key Employee the relevant number of shares of Stock in respect of which the Award has Vested. The certificate representing shares of Stock Released pursuant to the Award shall be transferred to the Key Employee as soon as practicable after the Award Release Date. For the avoidance of doubt, the Key Employee shall have no entitlement in relation to rights attaching to the shares of Stock until the shares have been issued or transferred to the Key Employee pursuant to this Section 6.06.

6.07    Cash Bonus Representing Dividends. Within 30 days of the Release of an Award the Company or another Group Company shall pay the Bonus to the relevant Key Employee, subject to deduction of any applicable Tax (which, for the avoidance of doubt, shall not include secondary Class 1 national insurance contributions for this purpose).

ARTICLE VII - SECURITIES REGISTRATION

Each Award Certificate shall provide that, upon the receipt of shares of Stock pursuant to the Release of an Award, the Key Employee shall, if so requested by the Company, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement signed by the

Key Employee satisfactory to the Company to that effect. With respect to Stock issued pursuant to this Plan, the Company at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to a Key Employee under the Securities Act of 1933 or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to a Key Employee. Notwithstanding the foregoing, the Company shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by a Key Employee.

ARTICLE VIII - ADJUSTMENT

The Board, in its sole and absolute discretion, may, but shall not be required to, adjust the number of shares of Stock reserved under Article III of this Plan, the annual grant limit set forth in Section 6.03 of this Plan (to the extent permitted by the rules relating to the qualified performance-based compensation exemption from the limit on tax deductibility of compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")), and shares of Performance Stock theretofore granted in an equitable manner to reflect any change in the capitalization of the Company, including, but not limited to, such changes as Stock dividends or Stock splits. If any adjustment under this Article VIII would create a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved or granted under this Plan shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this Article VIII by the Board shall be conclusive and binding on all affected persons and, further, shall not constitute an increase in the number of shares reserved under Article III within the meaning of Article X(a) of this Plan.

ARTICLE IX - TERMINATION AFTER TRANSFER OF CONTROL

9.01    Termination After Transfer of Control. If the Key Employee’s employment with the Group Company terminates by reason of Termination After Transfer of Control (as defined in Section 9.02) then, subject to the provisions of Article XII of this Plan, the Award shall Vest in full on the date of such Termination After Transfer of Control.

9.02    Definitions.

(a)    “Termination After Transfer of Control” shall mean either of the following events occurring after a Transfer of Control:

(i)    termination by a Group Company of the Key Employee’s employment with the Group Company, within twelve (12) months following a Transfer of Control, for any reason other than Termination for Cause (as defined below); or

(ii)    upon the Key Employee’s Constructive Termination (as defined below), the Key Employee’s resignation from employment with a Group Company within twelve (12) months following the Transfer of Control.

Notwithstanding any provision herein to the contrary, Termination After Transfer of Control shall not include any termination of the Key Employee’s employment with a Group Company which: (i) is a Termination for Cause (as defined below); (ii) is a result of the

Key Employee’s death or Disability; (iii) is a result of the Key Employee’s voluntary termination of employment other than upon Constructive Termination (as defined below); or (iv) occurs prior to the effectiveness of a Transfer of Control.

(b)    “Termination for Cause” shall mean termination by a Group Company of the Key Employee’s employment with the Group Company for any of the following reasons: (i) theft, dishonesty, or falsification of any employment or Group Company records; (ii) improper use or disclosure of a Group Company’s confidential or proprietary information; (iii) the Key Employee’s failure or inability to perform any reasonable assigned duties after written notice from a Group Company of, and a reasonable opportunity to cure, such continued failure or inability; (iv) any material breach by the Key Employee of any employment agreement between the Key Employee and a Group Company, which breach is not cured pursuant to the terms of such agreement; or (v) the Key Employee’s conviction of any criminal act which, in the Group Company’s sole discretion, impairs the Key Employee’s ability to perform his or her duties with the Group Company. Termination for Cause pursuant to the foregoing shall be determined in the sole but reasonably exercised discretion of the Committee.

(c)    “Constructive Termination” shall mean any one or more of the following:

(i)    without the Key Employee’s express written consent, the assignment to the Key Employee of any duties, or any limitation of the Key Employee’s responsibilities, substantially inconsistent with the Key Employee’s positions, duties, responsibilities and status with the relevant Group Company immediately prior to the date of a Transfer of Control;

(ii)    without the Key Employee’s express written consent, the relocation of the principal place of the Key Employee’s employment to a location that is more than fifty (50) miles from the Key Employee’s principal place of employment immediately prior to the date of a Transfer of Control, or the imposition of travel requirements substantially more demanding of the Key Employee than such travel requirements existing immediately prior to the date of a Transfer of Control;

(iii)    any failure by the relevant Group Company to pay, or any material reduction by the relevant Group Company of, (A) the Key Employee’s base salary in effect immediately prior to the date of the Transfer of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the relevant Group Company with responsibilities, organizational level and title comparable to the Key Employee’s), or (B) the Key Employee’s bonus compensation, if any, in effect immediately prior to the date of the Transfer of Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by the Key Employee); or

(iv)    any failure by the relevant Group Company to (A) continue to provide the Key Employee with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the relevant Group Company then held by the Key Employee, in any benefit or compensation plans and programs, including, but not limited to, the relevant Group Company’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which the Key Employee was participating immediately prior to the date of the Transfer of Control, or their equivalent, or (B) provide the Key Employee with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment position or a comparable position with the relevant Group Company then held by the Key Employee.

ARTICLE X - AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board in its sole and absolute discretion deems necessary or appropriate. Notwithstanding the foregoing, no amendment of this Plan shall be made absent the approval of the shareholders of the Company if the effect of the amendment is:

(a)    to increase the number of shares of Stock reserved under Article III of this Plan;

(b)    to change the class of employees of the Company eligible for Awards or to otherwise materially modify the requirements as to eligibility for participation in this Plan; or

(c)    to modify the material terms of this Plan that must be approved by shareholders of the Company under the rules relating to the qualified performance-based compensation exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code.

The Board in its sole and absolute discretion may suspend the granting of Awards under this Plan at any time and may terminate this Plan at any time. Notwithstanding the foregoing, the Board shall not have the right to modify, amend or cancel any subsisting Award granted before such suspension or termination unless the Key Employee to whom the Award was granted consents in writing to such modification, amendment or cancellation, or there is a dissolution or liquidation of the Company or a transaction described in Article VIII or IX of this Plan.

ARTICLE XI - TERM OF PLAN

No Awards will be granted under this Plan on or after the earlier of:

(a)    the twentieth anniversary of the effective date of this Plan, as determined under Article IV of this Plan, in which event this Plan otherwise thereafter shall continue in effect until all Awards granted under this Plan have been forfeited or have Vested and any Vested Stock has been Released; or

(b)    the date on which all of the Stock reserved under Article III of this Plan has, as a result of the Release of Awards, been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

ARTICLE XII - MISCELLANEOUS

12.01    Costs of the Plan. The cost of establishing and operating the Plan shall be borne by the Company but may be recharged to the relevant Group Companies on such arm's length basis as is considered appropriate from time to time.

12.02    No Contract of Employment. Participation in the Plan is a matter separate from any contract of employment or other agreement and any benefit conferred by the Plan shall not be counted for pension or any other purpose. The rights and obligations of any individual under the terms of his office or employment with any Group Company will not be affected by his participation in the Plan and the Plan does not form part of any contract of employment between any individual and any Group Company. A Key Employee shall have no entitlement by way of compensation or damages resulting from the termination of the office or employment (for any reason and whether lawful or not) by virtue of which he is or may be eligible to participate in the Plan or for the loss or reduction of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether the compensation is claimed for wrongful dismissal or otherwise.

12.03    Withholding. No Award shall Vest unless the following conditions have been satisfied:

(a)    if the Vesting or Release of the Award would result in a Tax Liability then the Key Employee must have entered into arrangements satisfactory to the Committee to ensure that the relevant Group Company will receive the amount of such Tax Liability (including but not limited to the Key Employee authorizing the Group Company (or other person) upon the Release of the Award to sell or procure the sale of a sufficient number of Vested Stock subject to the Award to ensure that an appropriate sum is raised in order to discharge any Tax Liability); and

(b)    where the Committee determines that an election should be made pursuant to Section 431 of the Income Tax (Earnings and Pensions) Act 2003 in respect of the shares of Stock Released to the Key Employee, such election has been made or the Committee is satisfied that such election will be made within the applicable time limit.

12.04    Governing Law. The provisions of this Plan and any Award shall be governed by and interpreted in accordance with the laws of England and Wales and any Group Company and Key Employees shall submit to the exclusive jurisdiction of the Courts of England and Wales.